Exhibit 99.1

Amplify Energy Announces Appointment of Chief Executive Officer, Chief Financial

Officer and Chairman of the Board

HOUSTON, January 21, 2021 — Amplify Energy Corp. (NYSE: AMPY) (“Amplify” or the “Company”) announced today executive management and Board of Director changes effective January 19, 2021.

Martyn Willsher, Amplify’s current Interim CEO and CFO, has been named President and Chief Executive Officer of the Company and appointed to the Board of Directors. Jason McGlynn, Amplify’s current Vice President of Business Development, has been named Senior Vice President and Chief Financial Officer. Additionally, Chris Hamm, Amplify’s current Lead Director, has been appointed Chairman of the Board of Directors. Amplify’s former Chairman of the Board of Directors, David Proman, will continue to serve as a member of the Board of Directors.

“On behalf of the Board, I would like to congratulate Martyn on his promotion to President and CEO of Amplify and welcome him as a member of the Board of Directors. Martyn did a fantastic job guiding the Company through numerous challenges during 2020 and has proven he is the right person to lead Amplify moving forward.” said Chris Hamm, Chairman of the Board. Mr. Hamm continued, “I would also like to thank David Proman for his almost four years of service, commitment and leadership as Amplify’s Chairman, and I look forward to his continuing contributions as a member of the Board.”

Martyn Willsher, Amplify’s President and CEO, commented, “I want to thank the members of Amplify’s Board for their vote of confidence in allowing me this opportunity to lead the exceptional employees we have at the Company. I am excited about the future of Amplify and the valuable opportunities provided by our long-lived, low-decline assets.”

Mr. Willsher continued, “I would also like to congratulate Jason on his promotion to CFO. Since joining Amplify, he has been essential in working with our stakeholders to unlock long-term, sustainable value. Jason’s experience, leadership and financial acumen will serve Amplify well as we continue to strengthen our balance sheet and execute on our mission to deliver superior results.”

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies, offshore California, East Texas / North Louisiana and South Texas. For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Jason McGlynn – Chief Financial Officer

(832) 219-9055

jason.mcglynn@amplifyenergy.com